EXHIBIT 12


                         TRAVELCENTERS OF AMERICA, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                       OPERATING
                                      PERIOD ENDED
                                      DECEMBER 31,   YEAR ENDED DECEMBER 31,
                                                  ------------------------------
                                           1993       1994      1995      1996
                                      ------------------------------------------
                                               (DOLLARS IN THOUSANDS)

HISTORICAL DATA:
Income before income taxes .............   $12,664   $16,253   $16,540   $ 8,882
Fixed charges:
  Interest expense .....................     9,395    13,918    14,190    15,965
  Portion of rentals representative of
    interest factor(1) .................        99       199       225     1,152
  Amortization of debt discount ........        91       128       128       148
                                           -------   -------   -------   -------
    Total fixed charges ................     9,585    14,245    14,543    17,265
                                           -------   -------   -------   -------
Earnings before income taxes and
  fixed charges ........................   $22,249   $30,498   $31,083   $26,147
Ratio of earnings to fixed charges .....      2.3x      2.1x      2.1x      1.5x

SUPPLEMENTAL HISTORICAL DATA:(2)

Income before income taxes .............   $12,432   $22,710   $16,540   $ 8,882
Fixed charges:
  Interest expense .....................     9,836    22,041    22,674    22,072
  Portion of rentals representative of
    interest factor(1) .................        99     1,107     1,033     1,152
  Amortization of debt discount ........        91       209       209       209
                                           -------   -------   -------   -------
    Total fixed charges ................    10,026    23,357    23,916    23,433
                                           -------   -------   -------   -------
Earnings before income taxes and
  fixed charges ........................   $22,458   $46,067   $40,456   $32,315
Ratio of earnings to fixed charges .....      2.2x      2.0x      1.7x      1.4x

PRO FORMA DATA:(3)

Income before income taxes .............                                 $ 6,287
Fixed charges:
  Interest expense .....................                                  27,161
  Portion of rentals representative of
    interest factor(1) .................                                   1,152
  Amortization of debt discount ........                                    --
                                                                         -------
    Total fixed charges ................                                  28,313
                                                                         -------
Earnings before income taxes and
  fixed charges ........................                                 $34,600
                                                                         =======
Ratio of earnings to fixed charges .....                                    1.2x
                                                                         =======

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(1)One-third of rental expense represents an appropriate interest factor.

(2)The Company's investment in TA was presented as net assets of subsidiary held for disposition for the period from December 10, 1993 through September 30, 1996. Furthermore, TA's results of operations were excluded from the Company's consolidated results of operations until December 31, 1994, and subsequently included therein as a single amount in the Company's consolidated income statement. Effective September 30, 1996, the decision was made to retain TA. As a result, beginning October 1, 1996, TA's results were reconsolidated into the Company's financial state ments. The supplemental historical data presentation sets forth consolidated amounts for the Company as though TA had not been held for disposition and had instead been fully consolidated.

(3)The pro forma data assumes that the following transactions occurred as of January 1, 1996:

   (a)consummation of the  Refinancing; and

   (b)consummation of certain aspects of the Combination Plan, which collectively increase earnings by $2.7 million for the year ended December 31, 1996.


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